Exhibit 4.3
                                                                     -----------

                                                                  CONFORMED COPY

                                    AGREEMENT

                  This letter agreement (this "Agreement") is made as of December 19, 2001, by and between Gemplus International S.A. ("GISA"), Zenzus Holdings Limited and Marc Lassus ("ML"). GISA, Zenzus and ML hereby agree as follows:

                  1. ML Cessation of Office and Dr. Ing. Hasso Freiherr von Falkenhausen Co-optation. Pursuant to the decision of the Board of Directors of GISA (the "Board"), and in consideration of the provisions of this Agreement, ML hereby irrevocably ceases, effective January 10, 2002 his office as Chairman of the Board and resigns, effective such date, from all other positions that he holds with GISA and any of its subsidiaries and affiliates (collectively, the "Company") (including his position as the Chairman of the Supervisory Board of Gemplus SA), except for his position as a nonexecutive director of GISA. ML will transfer any director's qualifying shares (or any other shares owned as a required minority shareholder) he owns in subsidiaries or affiliates of GISA to the designee of GISA or any applicable subsidiary or affiliate (including the share owned in Gemplus Finance S.A.). ML will execute all documents necessary to carry out these actions. It is understood that Dr. Ing. Hasso Freiherr von Falkenhausen will be elected as interim Chairman of the Board to succeed ML.

                  2. Continuation as Director. If he so wishes, ML will remain a nonexecutive director of GISA until the 2004 annual general meeting of GISA shareholders (the "2004 Meeting"), as long as ML owns directly or indirectly at least 10% of the issued and outstanding shares of GISA. Consistent with his position as a nonexecutive director, ML will no longer maintain office space or secretarial staff at the Company, will refrain from communication with management, employees and representatives of the Company (other than consistent with his role as a nonexecutive director) and will not involve himself in the management of the Company. ML will make himself available to consult with the interim Chairman and the interim CEO.

                  3. Compensation and Amendment to Term of Loan. ML shall be paid the amount of U.S. $12 million as specified in the indemnity letter issued by GISA to ML and approved by a resolution of the shareholders on April 19, 2000 (the "Indemnity Letter"), as follows: (A) U.S. $2 million shall be paid on January 11, 2002, and (B) the remainder of U.S. $10 million shall be paid in full promptly after ML shall have regularized the arrangements for his existing option loans, as amended herein, by (i) executing one or more notes evidencing the loans as fixed term loans payable in full, together with all accrued interest, on December 31, 2003, and (ii) executing a loan and pledge agreement acknowledging ML's indebtedness for the option loans and the lender's ability to foreclose on ML's option shares (but not the free shares) in repayment of the loans upon default, and otherwise substantially similar to the form attached hereto. Neither GISA nor Zenzus nor any affiliate shall have any right to purchase ML's free or option shares other than in the case of the option shares in connection with a foreclosure pursuant to the loan and pledge agreement. ML shall also receive ordinary director compensation from GISA on the same basis as other nonexecutive directors of GISA. The payments to ML described in this Agreement are in lieu of any other payments that might otherwise be due to him by reason of the existence, modification or termination of his employment, director or consulting relationships with the Company and its subsidiaries and affiliates.

                  4. Other Director Resignations and Co-optations. It is understood that (i) Antonio Perez will resign effective December 19, 2001 as Chief Executive Officer and as a director of GISA, and that he will be replaced on an interim basis as CEO by Ron W. Mackintosh, who will resign from the Board,
(ii) Andrew Dechet will resign as a director of GISA effective December 19, 2001 and David Bonderman will be elected a director and Vice Chairman of the Board effective the same date, and (iii) Bertrand Cambou will resign as a director of the Board effective December 19, 2001 and will be replaced by an independent director nominated by ML and agreeable to all of the Search Committee and a majority of the Board.

                  5. Search Committee. A Committee of the Board (the "Search Committee") consisting of David Bonderman, Lee Kheng Nam and Dr. Ing. Hasso Freiherr von Falkenhausen, will be appointed to conduct the search for a permanent CEO. ML agrees to consult with the Search Committee on CEO candidates.

                  6. Mutual Releases. GISA on behalf of itself and all of its subsidiaries and affiliates hereby releases ML, his heirs, successors and assigns from any and all claims, known or unknown, which GISA and any of its subsidiaries and affiliates may have against ML arising on or prior to the date of this release, except claims for the payments described in this Agreement. ML hereby releases GISA, all of its subsidiaries and affiliates, and its and their respective officers, directors, shareholders and employees from any and all claims, known or unknown, which ML or his heirs, successors or assigns may have against any of them arising on or prior to the date of this release, except claims for the payments described in this Agreement. Each of the parties desire that these releases constitute a settlement under Luxembourg law, and agree to execute and deliver all further documentation necessary or appropriate to achieve that result.

                  7. Communications. The Company will disseminate to its employees a letter from ML relating to the management changes, whose text shall be subject to the Company's approval. The Company will consult with ML concerning the text of the Company's press release and the letter to employees and provide a copy of the text to ML for comment.

                  8. Shareholder Action. ML will vote his shares in favor of the election of the newly-appointed temporary directors at the next annual general meeting of shareholders.

                  9. Governing Law; Arbitration. This Agreement will be governed by the law of Luxembourg. Should disagreements arise between the parties, whether by reason of this Agreement or its interpretation or other issues in relation to this Agreement, any such dispute shall be settled through arbitration by an arbitration court consisting of a panel of three arbitrators. Each of the disagreeing parties shall appoint one arbitrator. The two appointed arbitrators shall together choose the third arbitrator. The court of arbitration shall have its place in London, England. The language of arbitration shall be English. The arbitration court shall also determine which party shall pay the legal costs. The sentence of the arbitration court will be rendered in application of the law principles governing this Agreement and in application of the arbitration procedures provided for in the "Nouveau Code de Procedure Civile". The sentence of the arbitration court shall be definitive and without appeal.

                  10. Board Approvals. This Agreement has been approved by the Board of Directors of GISA (with ML abstaining), and is subject to ratification if necessary by appropriate corporate authority of Zenzus.



Gemplus International S.A.                             Zenzus Holdings Limited


/s/ Abel G. Halpern                          /s/ Stephen Juge
----------------------------------           -----------------------------------
Name:Abel G. Halpern                         Name:  Stephen Juge
Title: Director                              Title: Attorney in fact

                                             Marc Lassus


/s/ Randy L. Christofferson                  /s/ Marc Lassus
----------------------------------           -----------------------------------
Name:Randy L. Christofferson
Title: Director

                      FORM OF PLEDGE AND SECURITY AGREEMENT

                  This PLEDGE AND SECURITY AGREEMENT (as amended, restated, replaced, supplemented or otherwise modified from time to time, this "Agreement") is dated as of [__________] and entered into by and between [__________] ("Grantor"), and [__________] (together with it successors and assigns, "Secured Party").

                             PRELIMINARY STATEMENTS

                  WHEREAS, Secured Party has agreed to loan Grantor the principal amount of [__________] (the "Loan") in accordance with that certain Promissory Note made by Grantor, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Note") to finance Grantor's acquisition of [__________] shares of common stock of [__________] (such shares of common stock, the "Property") pursuant to the [__________], dated as of [__________], by and between Secured Party and [__________];

                  WHEREAS, it is a condition precedent to the making of the Loan by Secured Party that Grantor shall grant the security interest and undertake the obligations contemplated by this Agreement; and

                  WHEREAS, it is intended that the security interest granted hereunder secure the Loan until the Principal Amount and Interest (each term as defined in the Note) are paid in full by Grantor.

                  NOW, THEREFORE, in consideration of the premises and in order to induce Secured Party to make the Loan and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, Grantor hereby agrees with Secured Party as follows:

                  1. Grant and Pledge of Security. Grantor hereby assigns and pledges to Secured Party, and hereby grants to Secured Party a security interest in, all of Grantor's right, title and interest in and to the Property, whether now or hereafter acquired, and any interest of Grantor in the entries on the books of [__________] or any financial intermediary pertaining to the Property, and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributable in respect of or in exchange for any or all of the Property (collectively, the "Pledged Collateral"). Simultaneously with the execution of this Agreement, Grantor shall deliver, or shall cause to be delivered, to Secured Party the share certificates representing the Property, together with the Assignment Separate From Certificates (the "Assignment") (in the form attached hereto as Exhibit A) signed by Grantor, and such certificates and Assignment shall remain in the possession of Secured Party until this Agreement is terminated, at which time, Secured Party shall return the certificates and Assignment to Grantor. Notwithstanding the foregoing, in the event Grantor wishes to dispose of all or part of the Pledged Collateral in order to satisfy the Secured Obligations (as defined in Section 2 hereof), Secured Party shall permit such disposition in a manner mutually acceptable to the parties hereto, including in accordance with
Section 5(c) of the Note, (including without limitation delivering the certificates to a third-party purchaser or broker in order to effectuate such sale or disposition), provided the proceeds of any such sale or disposition shall first be used to satisfy the Secured Obligations in full. In the case of an Acceleration Event (as defined in the Note), Grantor hereby appoints Secured Party as his true and lawful attorney to take such action as may be necessary or appropriate to cause the Pledged Collateral to be transferred into the name of Secured Party or any assignee of Secured Party and to take any other action on behalf of Grantor permitted hereunder or under applicable law.

                  2. Security for Obligations. This Agreement secures, and the Pledged Collateral is collateral security for, all obligations of every nature of the Grantor now or hereafter existing under the Note (all such obligations collectively, the "Secured Obligations").

                  3. No Assumption. Notwithstanding any of the foregoing, this Agreement shall not in any way be deemed to obligate Secured Party to assume any of Grantor's obligations, duties, expenses or liabilities now existing or hereafter drafted or executed (collectively, the "Grantor Obligations") unless Secured Party expressly agrees to assume any or all of such Grantor Obligations in a separate written instrument.

                  4. Further Assurances and Covenants of Grantor. Grantor agrees that from time to time, at the expense of Grantor, Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral. Grantor shall not, without the prior written consent of Secured Party, which may be granted or withheld in Secured Party's sole discretion, sell, assign (by operation of law or otherwise), pledge or otherwise dispose of or hypothecate all or any part of the Pledged Collateral, except for transfers of the Pledged Collateral to a family trust or family partnership controlled by the Grantor for estate planning purposes. Notwithstanding the foregoing, in the event Grantor wishes to dispose of all or part of the Pledged Collateral in order to satisfy the Secured Obligations, Secured Party shall permit such disposition in a manner mutually acceptable to the parties hereto (including without limitation delivering the certificates to a third-party purchaser or broker in order to effectuate such sale or disposition), provided the proceeds of any such sale or disposition shall first be used to satisfy the Secured Obligations in full.

                  5. Event of Default; Grantor's Failure to Perform. In the case of an Event of Default (as defined in the Note) or Grantor's failure to perform any term of this Agreement, in addition to all of Secured Party's other rights and remedies at law and in equity, Secured Party shall have the right, upon five days prior notice to Grantor, to dispose in any manner of all or any portion of the Pledged Collateral and to apply the proceeds as follows: (i) first to pay Secured Party's expenses (including reasonable attorney's fees) in connection with collection of the Note; (ii) second, to apply so much of the remaining proceeds as may be necessary to pay the unpaid Principal Amount and Initial Interest (as defined in the Note) accrued under the Note; and (iii) third, to pay any remaining amount of the proceeds to Grantor.

                  6. Continuing Security Interest; Transfer of Loan. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (a) remain in full force and effect until the indefeasible payment in full of the Secured Obligations, (b) be binding upon Grantor, its successors and assigns, and (c) inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), neither party may transfer their rights or obligations under this Agreement, except that Secured Party may assign or otherwise transfer the Note and this Agreement to any successor-in-interest, including without limitation any purchaser of substantially all of the assets of Secured Party or to any affiliate of the Secured Party. Upon the indefeasible payment in full of all Secured Obligations, the security interest granted hereby shall terminate and all rights to the Pledged Collateral shall revert to Grantor.

                  7. Amendments. No amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by Secured Party, and, in the case of any such amendment or modification by Grantor, such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

                  8. Notices. Any notice or other communication herein required or permitted to be given hereunder shall be given in accordance with Section 9 of the Note.

                  9. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of Secured Party in the exercise of any power, right, privilege or option hereunder shall impair such power, right, privilege or option or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right, privilege or option preclude any other or further exercise thereof or of any other power, right, privilege or option. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                  10. Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                  11. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

                  12. Waiver of Jury Trial. THE GRANTOR AND THE SECURED PARTY HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  13. Governing Law; Terms; Assignment. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF CALIFORNIA. This Agreement shall inure to the benefit of, and be binding upon, Secured Party and its successors and assigns and be binding upon Grantor and Grantor's legal representatives, heirs and legatees, distributees, assigns and transferees by operation of law. This Agreement shall be assignable in full or in part by the Secured Party to any affiliate of the Secured Party without the consent of the Grantor.

                  14. Counterparts. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

                  IN WITNESS WHEREOF, Grantor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

GRANTOR:                                   [__________]


                                           -------------------------------------

SECURED PARTY:                             [__________]


                                           By:
                                              ----------------------------------
                                              Name:
                                              Title:

Exhibit "A"

                      ASSIGNMENT SEPARATE FROM CERTIFICATE

         FOR VALUE RECEIVED and pursuant to that certain Pledge and Security Agreement dated as of [__________], the undersigned hereby sells, assigns and transfers unto [__________], [__________] shares of the Common Stock of [__________] standing in the undersigned's name on the books of said corporation represented by certificate No. [___________] herewith, and does hereby irrevocably constitute and appoint attorney-in-fact to transfer the said stock on the books of the said corporation with full power of substitution in the premises.

         Dated as of: [__________].



                                                    ----------------------------